EXHIBIT I-1


       [Letterhead of Sam Rayburn Municipal Power Agency]




                                   June 21, 1999



Catherine A. Fisher
Assistant Director
Office of Public Utility Regulation
Securities and Exchange Commission
450 Fifth Street, N.W.  20549

                    Re:  Entergy Power, Inc.
          Proposed Acquisition of Interest in Nelson 6


Dear Ms. Fisher:

     Sam Rayburn Municipal Power Agency ("SRMPA") is writing to express its support for the transactions proposed by Entergy Power, Inc. ("EPI") in the Application-Declaration on Form U-1 (the "Application") to be filed with you under the Public Utility Holding Company Act of 1935, as amended, whereby EPI will acquire a 20% undivided ownership interest in Unit No. 6 of the Roy S. Nelson Electric Generating Station ("Nelson 6").

     As discussed in the Application, the completion of EPI's acquisition of the Nelson 6 interest in due course is an important element of SRMPA's plan for meeting the future power requirements of the cities it serves on a more cost-effective basis. Therefore, SRMPA respectfully request that you take all action necessary to expedite your approval of the Application.

     We appreciate your prompt consideration of this matter.

                                   Very truly yours,

                                   /s/ Sam Gordon
                                   Sam Gordon
                                   Vice-President